EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
York, PA 17401
Contact:	Jeffrey R. Hines, President
or	Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY ANNOUNCES THREE MONTH EARNINGS

York, Pennsylvania, May 8, 2008: The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the first quarter of 2008.

President Hines reported that operating revenues of $7,506,000 increased 1.6% over the first quarter of 2007 due to growth in the customer base of approximately 905.  First quarter earnings of $1,206,000 decreased 9.0% compared to first quarter 2007.  The decline in net income is attributed to slower than anticipated growth in the customer base, a modest decline in per capita consumption, and higher operating expenses including depreciation, wages and health insurance expenses.  Earnings per share for the three month period declined by $0.01 per share.

During the first quarter of 2008, the Company invested $3.4 million in construction projects.  The majority of the construction expenditures were for distribution system expansion, improvements and replacements, an emergency diesel generator for the main pumping station and a water treatment expansion project.

The Company will continue to invest in infrastructure at a rate necessary to ensure a safe, adequate and reliable supply of drinking water.  In order to meet this goal as well as increasing net income and providing shareholders an appropriate return, the Company is currently completing its application for a 2008 rate increase.

	Three Months Ended March 31 In 000's (except per share)
	2008	2007
Water Operating Revenues	$7,506	$7,385
Net Income from Water Operations	$1,206	$1,326
Average Number of Common Shares Outstanding	11,266	11,204
Basic Earnings per Common Share	$0.11	$0.12
Dividends Paid Per Common Share	$0.121	$0.118

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